Exhibit 3.7
CERTIFICATE OF FORMATION
OF
CMP HOUSTON-KC, LLC
AS AMENDED, OCTOBER 24, 2005
     1. The name of the limited liability company is CMP Houston-KC, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CMP Kansas City, LLC this 27th day of September, 2005.

/s/ Lewis W. Dickey, Jr.
Authorized Person